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                                                                    EXHIBIT 10.k




                           PURCHASE AND SALE AGREEMENT


         THIS PURCHASE AND SALE AGREEMENT (hereinafter referred to as the "Agreement") is made and entered into as of the 6th day of November, 1996, by and between Enexco, Inc., a Texas corporation ("Enexco"), N & R Resources, Inc. ("N & R"), C. Noell Rather, Ralph E. Rather, Michael Rather, Jane E. Rather, and
C. David Rather (hereinafter collectively referred to as the "Sellers"), and Queen Sand Resources, Inc., a Nevada corporation (the "Purchaser"), (Sellers and Purchaser hereinafter individually referred to as "Party" and collectively as "Parties").

                                    RECITALS

         WHEREAS, Sellers desire to sell and convey, and Purchaser desires to purchase and receive certain rights and interests in and to various oil and gas properties.

         WHEREAS, the parties hereto have entered that certain letter of intent dated August 12, 1996, from Purchaser to Sellers, covering the oil and gas properties, which letter of intent is superseded and replaced by this Agreement.

         NOW, THEREFORE, for and in consideration of the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Sellers and Purchaser hereby agree as follows:

         1. Definitions. For the purpose of this Agreement, the following terms shall have the following meanings:

                  "LEASES" shall mean the oil, gas, and mineral leases and properties and interests described in Exhibits "A-1" through "A-7" attached hereto and made a part hereof, including, but not limited to, leasehold, fee, mineral, royalty, and overriding royalty interests and payments out of or measured by production (hereinafter defined), and including the units, pooled acreage, spacing or proration units, or other allocation of acreage, and all rights associated therewith, which are applicable to such leases, properties, and interests and have been established by or in accordance with (a) applicable contractual provisions regarding unitization, communitization, pooling, spacing or proration, or (b) applicable state or federal law.

                  "PRODUCTION" shall mean all oil, gas, casinghead gas, condensate, distillate, and other liquid or gaseous hydrocarbons, and other minerals which are in, under, upon, and produced from or allocable (or to be produced from and allocable) to the Leases, after the Effective Date (defined herein), including "line fill" and inventory, or the proceeds from the sale of such production.

                  "WELLS" shall mean and refer to all wells located on the Leases, whether productive or non-productive, active or inactive, used for production or injection, and wells used for water production.

                  "EQUIPMENT" shall mean and refer to all personal property of every kind or character located on the Leases or used in the operation thereof, including, without limitation, wells, compressors, well equipment, casing, tanks, machinery, gathering lines and systems, treatment facilities, pipelines and other appurtenances, and any other personal property situated thereon.

                  "RIGHTS OF WAY AND PERMITS" shall mean and refer to all rights, privileges, benefits, permissions, and authorizations (including, without limitation, permits, licenses, servitudes, easements, and rights of way) in respect of the use and occupation of the surface of the Leases, and the subsurface depths under the land and premises covered by and benefiting such Leases.

                  "CONTRACTS" shall mean and refer to all of the orders, gas purchase and sale contracts (wherein Sellers are a selling party), crude purchase and sale agreements (wherein Sellers are


PURCHASE AND SALE AGREEMENT - PAGE 1
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         a selling party), surface leases, farm-in agreements, farmout agreements, bottom hole agreements, acreage contribution agreements, operating agreements, unit agreements, area of mutual interest agreements, processing agreements, options, leases of equipment or facilities, and other contracts, agreements, and rights, which are owned by Sellers, in whole or in part and are (i) appurtenant to the Leases or (ii) used or held for use in connection with the ownership or operation of the Leases or with the Production, treatment on the Leases, sale or disposal of water, hydrocarbons, or associated substances.

                  "RECORDS" shall mean and refer to all files, records, and data in the possession of Sellers relating to the Leases, Production, Wells, and Equipment, including, without limitation, lease files, title records (including abstracts of title, title opinions, and title curative documents), contracts, correspondence, originals, or copies of geological, geophysical, and seismic records, data, and information, and originals and copies of production records, electric logs, core data, pressure data, and decline curves and graphical production curves, and all related matters.

         2. Sale and Purchase. Sellers agree to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for:

                  (a) All of Sellers' right, title, and interest in and to the Leases described in Exhibit "A-1" attached hereto, commonly referred to as the "Enexco, Inc. - Frymire Unit," and in and to the Leases described in Exhibit "A-2" attached hereto, commonly referred to as the "Krueger Well," together with all of Sellers' right, title, and interest in and to Production, Wells, Equipment, Contracts, and Records relating to, and attributable to, such Leases.

                  (b) An undivided seventy-five percent (75%) of all of Sellers' right, title, and interest in and to the Leases described in Exhibit "A-3" attached hereto, commonly referred to as the "Jenkins #2 Well," and in and to the Leases described in Exhibit "A-4" attached hereto, commonly referred to as the "Blocker Field Prospect," and in and to the Leases described in Exhibit "A-5" attached hereto, commonly referred to as the "Meeks #1 Well," together with an undivided seventy-five percent (75%) of all of Sellers' right, title, and interest in and to Production, Wells, Equipment, Contracts, and Records relating to, and attributable to, such Leases.

                  (c) An undivided fifty percent (50%) of all of Sellers' right, title, and interest in and to the Leases described in Exhibit "A-6" attached hereto, commonly referred to as the "Juboncillo Prospect," and in and to the Leases described in Exhibit "A-7" attached hereto, commonly referred to as the "E. M. Goff Prospect," together with an undivided fifty percent (50%) of all of Sellers' right, title, and interest in and to Production, Wells, Equipment, Contracts, and Records relating to, and attributable to, such Leases.

         Exhibit "B-1" attached hereto and made a part hereof sets forth the undivided interests of Sellers being acquired by Purchaser under this Agreement in the Leases, and the revenue attributable thereto. This Agreement covers and pertains to the rights, titles, and interests of Sellers in the Leases, Production, Wells, Equipment, and Rights of Way, as set forth in subparagraphs
(a), (b), and (c) above, even if the undivided interests being conveyed by Sellers in any such property or property rights should be incorrectly described in Exhibit "B-1."

         The Leases, Production, Wells, Equipment, Rights of Way and Permits, Contracts, and Records to the extent being purchased by Purchaser, are hereinafter sometimes referred to individually and collectively as "Property."

         3. Purchase Price. The "Purchase Price" for the Property payable by Purchaser shall be subparagraphs (a) through (g) as follows:

                  (a) Five Hundred Thousand Dollars ($500,000) payable at Closing to Kurt M. Daniel, as escrow agent, as further described below; and



PURCHASE AND SALE AGREEMENT - PAGE 2
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                  (b) A promissory note in the sum of One Hundred Thousand
         Dollars ($100,000) payable by Purchaser, bearing interest at the rate of nine percent (9%) per annum, payable on or before the ninetieth
         (90th) day following the date of Closing; and

                  (c) A promissory note in the sum of One Hundred Thousand Dollars ($100,000) payable by Purchaser, bearing interest at the rate of nine percent (9%) per annum, payable on or before the one hundred and eightieth (180th) day following the date of Closing; and

                  (d) A promissory note in the sum of Two Hundred Twenty-Seven Thousand Five Hundred Dollars ($227,500) payable by Purchaser, bearing interest at the rate of ten percent (10%) per annum, which shall begin to accrue on the date of Closing, payable in twenty-four (24) equal monthly installments of principal and interest, with the first installment due on December 1, 1996; and

                  (e) One hundred thousand (100,000) shares of the common stock of Queen Sand Resources, Inc., a Delaware corporation ("QSR"), who is the parent corporation of Purchaser (the "QSR Shares"), which shares are to be issued to Jane E. Rather. For purposes of this transaction said shares are deemed to have a value of Two Hundred Fifty Thousand Dollars ($250,000). The Sellers acknowledge that the QSR Shares being acquired pursuant to this Agreement have not been, and except as provided for in paragraph 18 herein, will not be, registered under the Securities Act of 1933 as amended (the "Securities Act") or qualified under applicable state securities law and that the transferability thereof is restricted by the registration provisions of the Securities Act as well as such state laws. Based upon the representation and agreements being made by it herein, the QSR Shares will be issued hereunder pursuant to an exemption from such registration provided by
         Section 4(2) of the Securities Act and applicable state securities law qualification exemptions. The Sellers represent that they are acquiring the QSR Shares for their own account, for investment purposes only, and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring, or otherwise disposing of all or any part of such securities for any particular event or circumstance, except selling, transferring, or disposing of them upon full compliance with all applicable provisions of the Securities Act, the Securities and Exchange Act of 1934 amended, the Rules and Regulations promulgated by the United States Securities and Exchange Commission thereunder, and any applicable state securities laws. The Sellers further understand and agree that (i) the securities may be sold only if they are subsequently registered under the Securities Act and qualified under any applicable state securities laws or, in the opinion of counsel acceptable to the Purchaser, an exemption from such registration and qualification is available; (ii) except as otherwise provided for herein, the Purchaser will be under no obligation to register or qualify the QSR Shares or effect compliance with any exemption from such registration or qualification; and (iii) any routine sales of securities made in reliance upon Rule 144 promulgated by the Commission can be made only in the amounts set forth in and pursuant to the other terms and conditions of that Rule. Purchaser shall deliver at Closing a letter of instruction from QSR to its transfer agent authorizing the delivery to Jane E. Rather of the QSR Shares.

                  The Sellers agree that each certificate representing the QSR Shares will bear on its face a legend in substantially the following form:

                           These securities have not been registered under the
                  Securities Act of 1933 or qualified under any state securities laws. They may not be sold or transferred in the absence of an effective registration statement under that Act or qualification under applicable state securities laws without an opinion of counsel satisfactory to the Company that such registration and qualification are not required.

                  (f) Purchaser shall pay at Closing the entire indebtedness outstanding as of October 20, 1996, plus interest thereafter accrued under that certain Promissory Note dated July 25, 1995, from C. Noell Rather and Ralph E. Rather, as makers, to Texas Central Bank, as payee, in the original principal sum of $125,000.00, as renewed and extended by Renewal Promissory Note dated May 20, 1996, in the original principal sum of $157,785.00; provided, however, Purchaser shall not pay any such indebtedness to the extent same exceeds


PURCHASE AND SALE AGREEMENT - PAGE 3
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         at the date of Closing the sum of $130,000.00. Subject to the foregoing limitation, if any of such indebtedness is paid by Sellers to Texas Central Bank prior to date of Closing, the Purchaser shall reimburse Sellers at Closing for any such payments made.

                  It is expressly understood that Purchaser does not agree to pay a second promissory note dated August 24, 1991, payable by C. Noell Rather and Ralph E. Rather to Texas Central Bank, in the principal sum of $50,000.00, which indebtedness is also secured by the oil, gas, and mineral properties described in Exhibits "A-1" and "A-2," and which security interest is to be released on or prior to closing.

                  (g) Purchaser shall pay at Closing to Sellers, or directly to Sellers' counsel, one-half of the attorney's fees incurred by Sellers in connection with this transaction.

         The Purchase Price shall be allocated among the various properties being acquired under this Agreement as set forth in Exhibit "B-2" attached hereto and made a part hereof.

         The ownership interest of each particular Seller in the various oil and gas properties is also set forth and described in Exhibit "B-2" attached hereto. The share of the Purchase Price to be delivered to a particular Seller shall be based upon such Seller's ownership share, as reflected in Exhibit "B-2," of each particular property being purchased, and shall be based upon the purchase value of each particular property, as reflected in Exhibit "B-2."

         The cash payment to be tendered under subparagraph (a) above, as such sum may be adjusted pursuant to the terms herein, shall be delivered at closing to Kurt M. Daniel, as Escrow Agent, under an agreement executed simultaneously with this Agreement by Purchaser, Sellers, and Janex Oil Co., Inc. The distribution of such funds by the Escrow Agent, pursuant to the terms of such Escrow Agreement, is for the purposes expressed in such Escrow Agreement, which purposes have been agreed by the parties to such Escrow Agreement, which purposes include matters unrelated to the sale and conveyance covered by this Agreement. Therefore, the delivery of the cash sums to Kurt M. Daniel, as Escrow Agent, at Closing hereunder, shall constitute a complete tender and delivery of such sums to Sellers for purposes of this Agreement.

         Prior to Closing, the Sellers shall deliver to Purchaser a joint directive advising Purchaser of the manner in which Sellers have apportioned between themselves, based upon their respective share of the Purchase Price. Purchaser shall deliver said promissory notes according to such joint directive.

         The promissory notes described in subparagraphs (b), (c), and (d) above shall be tendered and delivered at Closing to the particular Sellers who shall be payees of the particular note, per the joint directive received by Purchaser from Sellers, utilizing the form of promissory notes attached hereto as Exhibits "C-1," "C-2," and "C-3." At the request of Sellers, each note referenced in subparagraphs (b), (c), and (d) above may be separated into multiple separate notes, with such separate note being payable to the particular Seller sharing in the payments, and with each such separate note covering that portion of the principal sum due to be paid to a particular sharing Seller. If any of the notes described in subparagraphs (b), (c), and (d) are divided into multiple separate notes, each such separate note created by such division shall be based upon the forms of notes attached as Exhibits "C-1," "C-2," and "C-3, " with each such separate note created by such division differing from the form as to payee and the principal sum.

         At Closing a Subscription Agreement shall be executed in counterpart copy by Jane E. Rather, being the Seller receiving the QSR Shares. At Closing Purchaser shall cause to be delivered to such Seller an instruction letter from QSR to its transfer agent which authorizes the issuance of the QSR Shares to such Seller.

         All cash payments to be tendered by Purchaser, either before or after Closing, shall be made by wire transfer or shall be made by certified funds.

         The Purchase Price shall be subject to adjustment as hereinafter provided.




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         4.       Closing and Effective Date.

                  (a) The closing of the sale and purchase of the Property shall take place on or before November 5, 1996, (the "Closing") at the offices of Enexco, or at such other time, place, or manner as may be mutually agreeable to the Parties. The sale of the Property shall be effective as of 7:00 a.m. Central Standard Time on October 1, 1996 (the "Effective Date").

                  (b) At the Closing, the Property shall be conveyed and transferred by Sellers to Purchaser by the execution and delivery of the following:

                           (1) An Assignment and Bill of Sale in the form
                  attached hereto as Exhibit "D-1" conveying the properties described in Exhibits "A-1" and "A-2"; and

                           (2) An Assignment and Bill of Sale in the form
                  attached hereto as Exhibit "D-2" to be used for the properties described in Exhibits "A-3" and "A-4"; and

                           (3) A Bill of Sale in the form attached hereto as
                  Exhibit "D-3" to be used for the properties described in Exhibit "A-5"; and

                           (4) An Assignment and Bill of Sale in the form
                  attached hereto as Exhibit "D-4" to be used for the properties described in Exhibits "A-6" and "A-7"; and

                           (5) Such other instruments of conveyance as may be
                  reasonably requested by Purchaser.

                  Such documents to be delivered at Closing shall hereinafter be referred to as the "Assignments."

                  (c) Purchaser shall be subject to the duties and obligations attendant with ownership of the Property for the period from and after the Effective Date. For the period prior to the Effective Date, Sellers shall be entitled to all of the rights (including, without limitation, the rights to all of Sellers' share of Production and proceeds of Production) appurtenant and attributable to the Property and shall be subject to the duties and obligations attendant with ownership of the Property.

         5. Adjustments to Purchase Price. The Purchase Price shall be adjusted (the "Adjusted Purchase Price") at the Closing, by the "Interim Settlement Statement" (hereinafter defined in this paragraph and in paragraph 10 below), and, subsequent to Closing, by the "Final Settlement Statement" (hereinafter defined in paragraph 14 below), as follows:

                  (a) The Purchase Price shall be increased by the following:

                           (1) the value of all merchantable allowable oil or
                  other liquid hydrocarbons in storage owned by Sellers in the tanks or above the pipeline connection at the Effective Date, and not previously sold by Sellers, that is credited to the share of the Property being acquired hereunder, valued at the contract price thereto, or if none, the actual price received by Purchaser, less taxes or gravity adjustments deducted by the purchaser of such oil or other liquid hydrocarbons;

                           (2) the amount of all reasonable expenditures made in
                  connection with the ownership, operation, and maintenance of the share of the Property being acquired hereunder, (including royalties and rentals) and in accordance with generally accepted accounting principles and prudent operations, attributable solely to the period from and after the Effective Date and which are paid by or on behalf of Sellers after the Effective Date;

                           (3) an amount equal to all prepaid expenses,
                  attributable to the ownership, operation, and maintenance of the share of the Property being acquired hereunder that are paid by or on behalf of Sellers after the Effective Date and prior to the Closing


PURCHASE AND SALE AGREEMENT - PAGE 5
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                  Date and that are, in accordance with generally accepted
                  accounting principles, attributable solely to the period from and after the Effective Date;

                           (4) any other amount agreed upon by Purchaser and
                  Sellers.

                  (b) The Purchase Price shall be decreased by the following:

                           (1) the amount of any proceeds from the sale of
                  Production attributable to the share of the Property being acquired hereunder attributable to the period on or after the Effective Date (net of production, severance, and similar taxes and assessments measured by or payable out of production) actually received or accrued by or on behalf of Sellers;

                           (2) an amount equal to all unpaid ad valorem,
                  property, production, profit, severance, and similar taxes and assessments based upon or measured by the ownership of the share of the Property being acquired hereunder or the production of oil, gas, or other minerals therefrom or the receipt of proceeds attributable thereto, which accrue to or are chargeable against such share of the Property (in accordance with generally accepted accounting principles) and which are attributable to the period prior to the Effective Date, which amount shall, to the extent not actually assessed, be computed based upon such taxes and assessments for the immediately-preceding calendar year, or if such taxes or assessments are assessed on other than a calendar-year basis, for the tax period last ended;

                           (3) any amounts received by Sellers (whether prior to
                  or subsequent to the Effective Date) pursuant to "take-or-pay," advance payment, or similar provisions of any production sales contract, any gas balancing agreement, or any other agreement, to the extent any purchaser has the right to apply any such amounts to Purchaser's share of Production delivered after the Effective Date;

                           (4) any reduction in the value of the share of the
                  Property being acquired hereunder resulting from the existence of a Defect (herein defined in Section 5(d)) which is not cured or waived prior to Closing;

                           (5) any other amount agreed upon by Purchaser and
                  Sellers.

                  (c) The "Interim Settlement Statement" shall be prepared by Sellers prior to Closing, which statement shall set forth the adjustments to the Purchase Price, per the adjustments set forth in this paragraph 5, which are or may be determined at or prior to Closing. Such statement shall be prepared according to generally accepted accounting principles and shall show the calculation of all such adjustments. Upon the approval of such Interim Settlement Statement by Purchaser, the Purchase Price shall be adjusted according to such statement. Upon Purchaser's request, Sellers shall make available to Purchaser all information relied upon by Sellers for the adjustments requested in order to aid and facilitate Purchaser's approval of such statement. In the event the net effect of such statement is to reduce the Purchase Price payable to Sellers, such reduction shall be made from the sum of money to be tendered to Sellers at Closing, which sum is referenced in paragraph 3(a) above. In the event the net effect of such statement is to increase the Purchase Price payable to Sellers, such increase shall be made to the sum of money to be tendered to Sellers at Closing, which sum is referenced in paragraph 3(a) above. After Closing the Purchase Price may further be adjusted, pursuant to the adjustments set forth in this paragraph, with the "Final Settlement Statement" in the manner further described in paragraph 14 below.

                  (d) All monies received by either Party hereto which, under the terms of this Agreement or otherwise, belong to the other Party, shall be received in trust by the Party receiving such funds, and shall monthly, upon receipt, be paid over to the other Party. The Parties agree, in this regard, to cooperate fully and to execute, endorse, and deliver as expeditiously as practicable such papers, checks, and documents as are needed promptly to complete the transfer of such payments;



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                  (e) After the Closing, if an invoice or other evidence of an obligation relating to the share of the Property acquired by Purchaser is received which is applicable to periods both prior to and after the Effective Date, and is partly the obligation of Sellers and partly the obligation of Purchaser, then each Party shall pay its respective portion of such obligation to the obligee, prorated between the Parties as of the Effective Date;

                  (f) At and after the Closing, Purchaser and Sellers will cooperate fully in notifying all applicable third parties (including the execution by Sellers of such transfer orders, letters in lieu, change of operator, etc., as may be requested by Purchaser) so that notices, proceeds, and invoices from such third parties may take into account the fact that Purchaser has acquired the Property as of the Effective Date;

                  (g) The parties hereto agree to exercise diligence and good faith in attempting to resolve any disagreements or disputes which may arise from the adjustments to the Purchase Price to be made in accordance with this paragraph.

                  (h) The provisions of this Section 5 shall survive the Closing hereof.

         6. Property Conditions, Title Review, Property Information, and Casualty Losses.

                  (a) Property Conditions. THIS SALE OF THE EQUIPMENT AND ALL OTHER PERSONAL PROPERTY THAT IS A PART OF THE PROPERTY IS MADE ON AN "AS IS," "WHERE IS" BASIS WITH ALL FAULTS AS TO ITS CONDITION, AND SELLERS EXPRESSLY DISCLAIM ALL WARRANTIES AS TO THE CONDITION OF THE EQUIPMENT (NOTE, HOWEVER, THERE ARE CERTAIN WARRANTIES AS TO TITLE AS HEREIN SET FORTH) INCLUDING, WITHOUT LIMITATIONS, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE. Sellers agree that for a period of time commencing with the date of the letter of intent dated August 13, 1996, and continuing until five (5) business days before Closing (the "Review Period"), Purchaser, personally or through its authorized agents or representatives, shall have the right to make any and all physical inspections of the Property which Purchaser may desire to make or to have made and to make all such other inspections, surveys, tests, or other studies (including, but not limited to, environmental assessments and evaluations) as Purchaser deems necessary or desirable. Upon reasonable notice to Sellers, Purchaser, and its authorized agents and representatives, at Purchaser's sole risk, may enter upon the Property for the purpose of conducting those inspections, surveys, tests, and studies. If Purchaser shall determine that the condition of the Property is not in substantial compliance with any governmental regulations (including environmental regulations), then upon discovery Purchaser must promptly give written notice to Sellers of such condition ("Condition"). Upon receipt of such notice, Sellers shall have the option, but not the obligation, to (a) cure or remedy such Condition to the reasonable satisfaction of Purchaser (if current remediation of such Condition is required by a governmental agency, Sellers agree that the Condition shall be remedied in accordance with and to the satisfaction of the appropriate agency's requirements); or (b) agree with Purchaser on a reduction to the Purchase Price which reduction shall reflect Purchaser's anticipated reasonable cost to remedy such Condition. If the Condition cannot be cured or remedied to Purchaser's reasonable satisfaction, and if agreement cannot be reached on reduction to the Purchase Price, then the affected Property may be excluded by Purchaser from the Property to be acquired by Purchaser hereunder, and the Parties hereto shall in good faith attempt to agree upon a reduction of the Purchase Price on account of the excluded Property. In the event the Parties fail to agree upon the implementation of either Subclause
         (a) or (b) prior to Closing, and if a reduction of more than twenty-five percent (25%) in the Purchase Price results from the exclusion by Purchaser of the affected Property, either Party may terminate this Agreement by delivery of written notice so indicating to the other Party, in which event this Agreement shall terminate, and the "Escrow Deposit" (as defined herein) (plus accrued interest) shall be returned to Purchaser, and the Parties hereto shall have no further rights or obligations under this Agreement;

                  (b) Review of the Records. During the Review Period, and upon reasonable notice from Purchaser, Sellers shall provide Purchaser, personally or through their authorized


PURCHASE AND SALE AGREEMENT - PAGE 7
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         agents or representatives, full access during normal business hours to
         Sellers' offices and premises to review and inspect all Records, including, but not limited to, all abstracts of title, lease files, unit files, production and marketing files, title opinions, title files, title records, geologic, engineering, and other files or information in Sellers' possession or to which they have access which relate to the Property and the status of Sellers' title thereto, and Purchaser at its expense, shall have the right to make and retain copies of any of such Records; provided, however, if the transactions contemplated hereby do not close for any reason, Purchaser shall return any Records and copies thereof to Sellers forthwith. Without limiting the generality of the foregoing, Purchaser shall also be given access to reserve reports, geological and geophysical reports (including, but not limited to well records, log films, proprietary or joint venture seismic data or other seismic data which Sellers are not contractually restricted from disclosing), contracts (including, but not limited to, gas contracts), operating agreements, operating statements and reports;

                  (c) Notice of Defect. If during the Review Period, Purchaser determines that the Property is subject to a "Defect" (as defined herein in Section 6(d)), the Purchaser must give written notice to Sellers of such Defect, the nature of the Defect, and furnish Sellers with Purchaser's basis for the assertion of such Defect. As soon as practical after such written notice, Sellers shall use reasonable diligence to cure any such Defects. If Sellers cannot cure any such Defects to the reasonable satisfaction of Purchaser, then Sellers shall so notify Purchase in writing. Thereafter, Sellers and Purchaser shall use a good faith effort to agree on the Purchase Price adjustment for any such Defect which cannot be cured. If the Sellers and Purchaser cannot agree in good faith on the amount of such a Purchase Price adjustment, such amount shall be determined in accordance with the following guidelines:

                           (1) If the Defect is that Sellers' Net Revenue
                  Interest ("NRI") for any Property is less than the NRI for such Property as set forth in Exhibit "B-1," then the portion of the Purchase Price which Sellers and Purchaser may agree to be allocated to such Property, shall be adjusted in the same proportion that the actual NRI for such property bears to the NRI shown in Exhibit "B-1."

                           (2) If the Defect is a lien, encumbrance, or other
                  charge upon the Property which is liquidated in amount, then the adjustment shall be the sum necessary to be paid to the obligee to remove the Defect from the Property;

                           (3) If the Defect is curable, but not cured by
                  Closing, and Sellers desire to continue to attempt to cure such Defect, the Parties shall attempt to agree upon an amount to instruct the Escrow Agent (defined herein) to withhold at Closing, pursuant to the Escrow Agreement (defined herein);

                           (4) If the Purchase Price adjustment for any such
                  Defect cannot be determined, and the Sellers and Purchaser cannot agree in good faith on the amount of the adjustment to the Purchase Price, the Purchaser may (a) waive the Defect and proceed with Closing or (b) exclude the affected Property and reduce the Purchase Price based upon the value of the affected Property, as such value may be agreed upon by Sellers and Purchaser in good faith. In the further event the Parties are unable to agree in good faith upon the value of the affected Property, then either party hereto, upon written notice to the other, may elect to terminate this Agreement. In the event exclusion of any affected Property or adjustment due to Defect results in a reduction of more than twenty-five percent (25%) of the Purchase Price, either Party may terminate this Agreement by delivery of written notice so indicating to the other Party. In the event this Agreement shall be so terminated, the Escrow Deposit (plus accrued interest) shall be returned to Purchaser, and the Parties hereto shall have no further rights or obligations under this Agreement.

                  (d) Definition of Defect. For the purpose of this Agreement, a "Defect" shall be defined as:

                           (1) Any material encumbrance, lien, mortgage, breach
                  of representation or warranty, production payment, pledge, claim, charge, call on production, default,


PURCHASE AND SALE AGREEMENT - PAGE 8
                  defect, Condition, unleased mineral interest, preferential right, or requirement for consent to assignment affecting the Property;

                           (2) Sellers' NRI in any Property is less than the NRI
                  for such Property which is set forth in Exhibit "B-1," or Sellers' gross working interest ("GWI") in any Property is less than the working interest shown in Exhibit "B-1," or Sellers' GWI in any Property is greater than the working interest shown in Exhibit "B-1" without a corresponding increase in the NRI in such Property.

                  (e) Other Property Information. If, based upon Purchaser's examination of the Records according to paragraph 6(b) hereof, Purchaser shall determine that any information, statement, or data contained in any information, reports, statement, or data furnished to Purchaser or used in its economic analysis of the Property is not true or correct in any material respect, upon discovery of any incorrect information, Purchaser may give written notice to Sellers of such inaccuracy or misstatement. Any such notice must be provided in writing during the Review Period, or it will be deemed to be waived. Such notice shall provide a summary of such inaccuracy or misstatement. Upon receipt of such notice, Sellers shall have the option, but not the obligation, to (a) cure or remedy such inaccuracy or misstatement to the reasonable satisfaction of Purchaser; or (b) agree with Purchaser on a reduction to the Purchase Price which reduction shall reflect Purchaser's reasonably anticipated cost to remedy such inaccuracy or misstatement. If the inaccuracy or misstatement cannot be cured or remedied to Purchaser's reasonable satisfaction, and if agreement cannot be reached on reduction to the Purchase Price, then the affected Property shall be excluded from the Property to be acquired by Purchaser hereunder, and the Purchase Price shall be reduced by the value of the affected Property (or that portion of such Property so affected) as may be agreed upon by Sellers and Purchaser in good faith. In the event the Parties fail to agree upon the implementation of either Subclause (a) or (b) prior to Closing, and if a reduction of more than twenty-five percent (25%) in the Purchase Price results from the exclusion by Purchaser of the affected Property, Purchaser may terminate this Agreement by delivery of written notice so indicating to the Sellers, in which event this Agreement shall terminate, and the Escrow Deposit (plus accrued interest) shall be returned to Purchaser, and the Parties hereto shall have no further rights or obligations under this Agreement;

                  (f) Casualty Loss. If, prior to Closing, any Property is substantially damaged or destroyed by fire or other casualty ("Casualty Defect"), Sellers shall notify Purchaser promptly after Sellers learn of such event. Sellers shall have the right, but not the obligation, to cure any such Casualty Defect by repairing such damage or, in the case of personal property, fixtures, replacing the Property affected thereby with equivalent items, no later than the date of Closing. If any Casualty Defects exist at Closing, Purchaser may proceed to purchase the Property affected thereby, and the Purchase Price shall be reduced by the aggregate reduction in the value of such Property on account of such Casualty Defects, as determined by the mutual agreement of the Parties, or if the Parties are unable to agree on such amount prior to Closing, then such determination shall be made by an appraiser chosen by the Parties (acting in good faith) and knowledgeable in the field to determine such value. Notwithstanding anything to the contrary contained herein, Sellers shall be entitled to retain all insurance proceeds and claims against other Parties in respect of any such Casualty Defect which occurs prior to closing unless no reduction is made in the Purchase Price as a result of such Casualty Defect, in which event Purchaser shall be entitled to the insurance proceeds and claims against other Parties arising from such Casualty Defect. Provided, however, if any Casualty Defect materially and adversely affects the value of the Property as a whole by more than twenty-five percent (25%) of the Adjusted Purchase Price, then Purchaser may terminate this Agreement, in which event the Escrow Deposit (plus accrued interest) shall be returned to Purchaser.

                  (g) Reduction of Purchaser's Notes. In the event of any downward adjustment of the Purchase Price under this paragraph 6, then, unless the parties agree otherwise in writing, the amount of the promissory note described in paragraph 3(d) hereof shall be reduced by such downward adjustment, provided, if such note is not sufficient to absorb such downward adjustment, then the promissory note described in paragraph 3(c) shall be reduced by the amount of the downward adjustment which exceeds the amount of the promissory


PURCHASE AND SALE AGREEMENT - PAGE 9
         note described in paragraph 3(d). If the promissory note in paragraph 3(c) is not sufficient to handle such downward adjustment, then the promissory note described in paragraph 3(b) shall be reduced by the amount of the downward adjustment which exceeds the total amount of the promissory notes described in paragraphs 3(d) and 3(c). If such note is not sufficient to handle such downward adjustment, then the cash portion of the Purchase Price described in paragraph 2(a) shall be reduced by the amount of the downward adjustment which exceeds the total amounts of the promissory notes described in paragraphs 3(d), 3(c), and 3(b).

         7. Sellers' Covenants, Representations, and Warranties. Sellers represent and warrant to Purchaser that:

                  (a) Enexco is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas; (ii) Enexco is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; (iii) Enexco possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms and provisions of this Agreement and any other document, instrument, or agreement provided for herein, including the Assignment, all of which have been duly authorized and approved by all necessary corporate action and for which no further approval or consent is required;

                  (b) N & R Resources is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas;
         (ii) N & R Resources is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; (iii) N & R Resources possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms and provisions of this Agreement and any other document, instrument, or agreement provided for herein, including the Assignment, all of which have been duly authorized and approved by all necessary corporate action and for which no further approval or consent is required;

                  (c) This Agreement has been duly executed and delivered on behalf of Sellers and is binding and enforceable against Sellers in accordance with its terms and at the Closing. All documents and instruments required hereunder to be executed and delivered by Sellers shall have been duly executed and delivered at Closing, and the execution, delivery, and performance of this Agreement by Sellers and the consummation of transactions contemplated hereby will not constitute a breach of, an event of default under, a violation of, or a conflict with any agreement or other instrument to which Sellers is a party (except to the extent such instrument may be released at the Closing), nor will the same cause Sellers to be in violation of their Articles of Incorporation or Bylaws, as the case may be, or any applicable laws or regulations or any order of any court or governmental agency having jurisdiction;

                  (d) All ad valorem, property, production, severance, excise, and similar taxes and assessments based on or measured by the ownership of the Property or the Production or the receipt of proceeds therefrom, which have become due and payable prior to the date hereof with respect to the Property have been properly paid, and Sellers' allocable share of such taxes and assessments which become due and payable prior to the Closing shall be properly paid by Sellers, and all royalties, overriding royalties and payments to any third parties which have become due and payable prior to the date hereof with respect to production from the Property, have been properly paid, and will be hereafter properly paid for the period prior to Closing.

                  (e) Sellers have incurred no liability, contingent or otherwise, for brokers' or finders' fees in respect of this transaction for which Purchaser shall have any responsibility whatsoever;

                  (f) Prior to the Closing, Sellers will pay or cause to be paid all costs and expenses incurred in connection with the Property and will comply with all contracts or other agreements relating to the Property incurred while owned by Sellers;


PURCHASE AND SALE AGREEMENT - PAGE 10

                  (g) To the best of Sellers' information and belief, all laws, regulations, and orders of all governmental agencies having jurisdiction over the Property have been and shall continue to be complied with until the Closing;

                  (h) There are no first rights of refusal, consents, authorizations, preferential rights, options, or claims of a similar nature affecting the Property, other than those listed in Exhibit "E," said listed consents defined herein as "Consents";

                  (i) Sellers shall, upon request, subrogate Purchaser to any claim which Sellers may have against any third party, prior owner, vendor, or assignor with respect to the share of the Property acquired by Purchaser, or the title thereto;

                  (j) There are no "imbalances" which allow any other party to make up production at any time after the Effective Date, under any operating agreement, gas balancing agreement and storage agreement, gas transportation agreement, gas processing or dehydration agreement, or other similar agreement relating to the Property;

                  (k) Sellers have not directly or indirectly reserved or retained any recorded or unrecorded interest or rights in any of the Property, and Sellers shall not reserve any recorded or unrecorded executory interest or rights relating to the Property;

                  (1) The Assignment to Purchaser shall contain a special warranty as to its right, title, and interest as described in the exhibits attached hereto, by, through, and under Sellers, but not otherwise; and the Assignment shall contain a warranty by Sellers that the Property is free and clear of all encumbrances, liens, and mortgages created by, through, or under Sellers, save and except such encumbrances expressly set forth in the exhibits attached hereto, and further save and except liens for taxes not yet due and payable;

                  (m) Except as set forth in Exhibit "F" attached hereto, the Property is not subject to any restriction, reservation, reversionary interest, drilling or development obligation, or other material obligation or burden on the operation or the disposition of Production attributable to the Property;

                  (n) No part of any of the Property is affected by any prepayment arrangement under any contract for the sale of oil or gas, or by any production payment or any other arrangement for delivery of oil or gas produced from any of the Property at some future time without Purchaser then or thereafter receiving full payment therefor, and no third party now has or at Closing will have any right to take makeup gas for which it has already paid. As of the Effective Date, there are no volumes of makeup gas owing, or accumulated transportation credits due, to gas purchasers on account of any "take-or-pay" or other provisions of any contract, and Sellers have not produced or sold more than their pro-rata share of the gas from any Wells included in the Property;

                  (o) Except as may be set forth in Exhibit "G" attached hereto, there are no gas purchase or sale agreements, and no gas gathering or transportation agreements, affecting the Property that cannot be terminated upon ninety (90) days' written notice;

                  (p) Without the prior written consent of Purchaser, Sellers
         (i) shall not enter into any new agreements or commitments affecting the Property which extend beyond the Closing, and (ii) will not modify or terminate any agreements affecting any of the Property, including, without limitation, any oil and gas leases, unitization or pooling agreements, operating agreements, pipeline agreements, processing agreements, and hydrocarbon sales contracts, and (iii) will not further encumber, sell, mortgage, release, abandon, or otherwise dispose of any of the Property or any interests therein;

                  (q) There is not any suit, action, or other proceeding pending or threatened which affects or relates to the Property, or seeks to restrain or prohibit Sellers from selling or conveying to Purchaser the share of the Property to be purchased herein. Sellers shall promptly notify Purchaser of any such proceedings which may arise or be threatened prior to Closing;


PURCHASE AND SALE AGREEMENT - PAGE 11

                  (r) There are no operating agreements with third parties affecting the Property except those set forth in Exhibit "H" attached hereto;

                  (s) Sellers have no knowledge and have not received any notice of any claimed default (or any event which, with the giving of notice or the passage of time, or both, would constitute a default) under (i) the Leases, (ii) any order, writ, injunction, or decree of any court, commission, or administrative agency affecting the Property or (iii) any other agreement affecting the Property. Sellers shall promptly notify Purchaser of any such notice hereafter received by Sellers and the occurrence of any such event of which Sellers become aware prior to Closing;

                  (t) There are no tax partnerships affecting any of the Property;

                  (u) To the best of Sellers' information and belief, no Production from any Well on the Property has occurred in excess of that permitted by law, orders, or regulations;

                  (v) To the best of Sellers' information and belief, there has been no material injury or damage to any of the Property which has not been fully repaired, replaced, or rebuilt;

                  (w) Except for depletion due to continued production, there has been no substantial and material change in condition of the Property between the date hereof and Closing;

                  (x) To the best of Sellers' information and belief, all easements, rights of way, permits, crossing agreements, and surface rights included in the Property are in full force and effect and are valid and subsisting, and freely assignable, and all rentals and other payments due thereunder have been properly and timely paid and all conditions necessary to keep them in force have been duly performed;

                  (y) From and after the effective date of its acquisition of its ownership in the Leases, the Sellers have performed all obligations required to be performed under such Leases, or any other instruments and agreements relating to the Properties, and is not in default thereunder, and to the best of Sellers' information and belief, each of the Leases to be conveyed is valid and in full force and effect;

                  (z) To the best of Sellers' knowledge, Sellers own each Lease and Property in the undivided share reflected by the "Working Interest" described and set forth in Exhibit "B-1" for each particular Lease and Property, and Sellers own for each Lease and Property the share of Production reflected as "Net Revenue Interest" in Exhibit "B-1" attached hereto. Sellers are being paid not less than the fractional "Net Revenue Interest" for each Property as reflected in Exhibit "B-1" hereto, and, for expenses and costs for each Property Sellers are not paying more than the fractional interest specified under "Working Interest" for each Property in Exhibit "B-1" hereto;

                  (aa) To the best of Sellers' information and belief, all rentals and bonuses have been timely and fully paid and discharged, and all conditions necessary to keep the Leases in full force have been performed and that no proceeds from the sale of Production attributable to the Property are currently being held in suspense by any purchaser thereof;

                  (bb) The Sellers have not collected any proceeds from the sale of Production attributable to the Property which are subject to refund, or if so, that any such refund, if not otherwise accounted for under this Agreement, shall be the sole responsibility of the Sellers;

                  (cc) Except as listed in Exhibit "I" attached hereto, to the best of Sellers' information and belief, there are no Wells located on the Property that Sellers are obligated by law or contract to plug and abandon, that Sellers will be obligated by law or contract to plug and abandon at the present time, and with the lapse of time or notice, or both, because the well is not currently capable of producing production in commercial quantities, or


PURCHASE AND SALE AGREEMENT - PAGE 12
         because the Well is subject to exceptions to a requirement to plug and abandon issued by a regulatory authority having jurisdiction over the Property;

                  (dd) To the best of Sellers' information and belief, there are no presently existing Conditions (as defined herein and by existing federal or state regulations) affecting the Property, which might give rise to a cause of action on behalf of any governmental agency or third party, against either Purchaser or Sellers;

                  (ee) All information and data provided to Purchaser concerning the Property is true and correct to the best of Sellers' information, knowledge, and belief;

                  (ff) The Sellers represent and agree that (i) Sellers' acquisition of QSR Shares will not be made with a view toward the "distribution" of such shares, as defined in the securities Act of 1933, as amended (the "1933 Act"); (ii) such shares may not be transferred or hypothecated unless, in the opinion of counsel to the corporation, such transfer or hypothecation would be in compliance with the registration provisions of the 1933 Act or pursuant to an exemption therefrom; and (iii) the Seller who shall acquire such shares agrees to sign an agreement to such effect at the time of Closing and agrees that the certificate for the shares so acquired may be inscribed with a legend to ensure compliance with the 1933 Act. Sellers understands that the shares will not, subject to paragraph 18 below, be registered under the 1933 Act, or under the laws of any jurisdiction. The Sellers, themselves, or through their advisers, are sophisticated and experienced in financial business and investment matters, and as a result, the Sellers are in a position to evaluate the merits and risks of an investment in Queen Sand Resources, Inc., a Delaware corporation;

                  (gg) Environmental Current Status. To the best of Sellers' knowledge, the Property and Sellers are not in violation of or subject to any existing, pending, or threatened investigation or inquiry by any governmental authority or to any remedial obligations under any applicable laws pertaining to health or the environment (such laws as they now exist or are hereafter enacted and/or amended hereinafter sometimes collectively called "Applicable Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986 (as amended, hereinafter called "CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984 (as amended, hereinafter called "RCRA"), the Texas Water Code and the Texas Solid Waste Disposal Act, and this representation will continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions, and circumstances, if any, pertaining to the Property and Sellers. The terms "hazardous substance" and "release" as used in this Agreement shall have the meanings specified in CERCLA, and the terms "solid waste" and "disposal" (or "disposed") shall have the meanings specified in RCRA; provided, in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment and provided further, to the extent that the laws of the State of Texas establish a meaning for "hazardous substance," "release," "solid waste," or "disposal" which is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

                  (hh) Jane E. Rather warrants and represents that she is

                           a) a natural person whose individual net worth, or
                  joint net worth with her spouse, at the time of this purchase exceeds $1 million; or

                           b) a natural person who had an individual income in
                  excess of $200,000.00 in each of the two most recent years or joint income with her spouse in excess of $300,000.00 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

                  (ii) The sum of $158,019.30 was the unpaid principal indebtedness as of October 4, 1996, under that certain Promissory Note dated January 27, 1994, from Enexco,


PURCHASE AND SALE AGREEMENT - PAGE 13

         Inc., as maker, to Oak Lawn Investments, Inc., as payee, and the interest has been paid current under the note.

                  (jj) On or after Closing, Sellers shall cause to be delivered to Purchaser a stipulation, or other document, in a form acceptable to Purchaser, (i) which shall be executed by all parties, or their respective successors and assigns, to the following contract:

                           Agreement for Assignment between Oak Lawn
                  Investments, Inc., and Enexco, Inc., dated July 28, 1994.

         (ii) by which document the parties stipulate and agree that the funds remaining to be recovered, to effect payout, and reversion, under such contract, shall not be more than $158,019.30, and (iii) which document shall be in recordable form to provide notice of the rights to Purchaser upon payout.

                  (kk) The provisions of this paragraph 7 shall survive Closing for a period of four (4) years from the date of Closing.

         8. Purchaser's Representations and Warranties. Purchaser represents and warrants to Sellers that:

                  (a) Purchaser: (i) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada;
         (ii) is duly qualified to transact business in each jurisdiction where the nature and extent of its business and properties require the same in order for it to perform its obligations under this Agreement; and
         (iii) possesses all requisite authority, power, licenses, permits, and franchises to conduct its business and execute, deliver, and comply with the terms and provisions of this Agreement and any other document, instrument, or agreement provided for herein, all of which have been duly authorized and approved by all necessary corporate action and for which no further approval or consent is required;

                  (b) The consummation of the transactions contemplated by this Agreement will not violate, or be in conflict with (i) any agreement or instrument to which Purchaser is a party; or (ii) any judgment or decree applicable to Purchaser as a party in interest with respect thereto;

                  (c) This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing, all documents and instruments required hereunder to be executed and delivered by Purchaser (or its assignees) shall have been duly executed and delivered;

                  (d) Subject to the conditions herein, Purchaser has or will have at Closing (i) the financial capability or (ii) commitments from responsible financial institutions to provide the funds required by Purchaser, to pay the Purchase Price and consummate the transaction contemplated hereby within the time period contemplated herein;

                  (e) Purchaser either has performed, or prior to closing will perform, whatever inspection of the Property and Sellers' title thereto that Purchaser deems appropriate and knows the condition thereof and is purchasing the Property as a result of such inspections and not because of, or in reliance on, any representation or warranty made by Sellers other than those expressly set forth in this Agreement;

                  (f) In the event the Purchase Price is adjusted down at Closing, based upon any unpaid taxes as set forth in paragraph 5(b)(2) hereof (the "Tax Adjustment"), Purchaser agrees to timely make payment (equivalent to the Tax Adjustment) to such taxing authorities as may be appropriate;

                  (g) The provisions of this Paragraph 8 shall survive Closing for a period of four (4) years from the date of Closing.



PURCHASE AND SALE AGREEMENT - PAGE 14

         9. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transaction provided for herein are subject, at the option of Purchaser, to the fulfillment on or prior to Closing, of each of the following conditions:

                  (a) Representations. The representations and warranties of Sellers herein contained shall be true and correct in all material respects at Closing as though made on and as of such date (unless appropriate adjustments or remediation has been made in accordance with paragraph 6 hereof);

                  (b) Performance. Sellers shall have performed all obligations, covenants, and agreements hereunder and shall have complied with all covenants and conditions contained in this Agreement to be performed or complied with by it at or prior to the Closing;

                  (c) Pending Matters. No suit, action, or other proceedings shall be pending or threatened (a) against Sellers before any court or governmental agency which might result in impairment or loss of value as to Sellers' title to any part of the Property; or (b) which seeks to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement;

                  (d) Liability. No liability which affects, in a materially adverse manner, the Property or Purchaser's ability to receive the economic benefits therefrom has been or is threatened to be asserted with respect to the Property;

                  (e) Defects. No Defects shall be present, which are not cured by Sellers or waived by Purchaser as provided herein;

                  (f) Records and Access. Sellers shall have afforded Purchaser and its officers, employees, and representatives timely and reasonable access to the Records as required herein;

                  (g) Title Records. If (i) after the review of Sellers' Records relating to the Property, Purchaser and/or Purchaser's lender fail or refuse in their respective discretion, to approve title to the Property, or to any particular property of the Property, on account of the Sellers' lack of sufficient or comprehensive title information which assure Purchaser or Purchaser's lender that the title is good and indefeasible and (ii) to approve such title, Purchaser or Purchaser's lender, or either or them, determine in their discretion that the costs to them, or either of them, of title examination are more than they, or either of them, desire to absorb and pay in order to approve the title, then Purchaser shall promptly notify Sellers, and in such event, this Agreement shall be terminated and shall be without further force and effect, in which event Purchaser shall be entitled to the return of the Escrow Deposit (plus accrued interest).

         10. Sellers' Obligations at Closing. At the Closing, Sellers shall deliver to Purchaser the following items; however, item (e) will be delivered as soon prior to Closing as reasonably practical:

                  (a) The Assignments, duly executed and acknowledged by Sellers;

                  (b) Duly executed and acknowledged releases of all liens and burdens on the Property or on Production therefrom or attributable thereto;

                  (c) Executed transfer orders (or letters in lieu thereof) addressed to all purchasers of production from the Property;

                  (d) Any other executed documents or instruments which may be reasonably required to consummate the transactions contemplated herein and to fully vest Purchaser with operations and title to the Property as contemplated hereby;

                  (e) The "Interim Settlement Statement," which shall set forth the Purchase Price and adjustments thereto provided for in this Agreement which are or may be determined at


PURCHASE AND SALE AGREEMENT - PAGE 15
         or prior to the Closing, which statement shall be delivered to Purchaser as soon as reasonably practical prior to Closing for Purchaser's review and approval;

                  (f) A copy of the Form P-4 for each Property, save and except the Kruger Well, duly executed by the current operator, transferring operations to Purchaser, or the designee of Purchaser;

                  (g) All consents required of third parties, who are identified in Exhibit "E" attached, properly executed and in form approved by Purchaser; and

                  (h) All releases of current liens of lenders and any other lien holders, including holders of any judgment liens, encumbering all or any part of the Property, properly executed in form acceptable by Purchaser.

         11. Purchaser's Obligations at Closing. At the Closing, Purchaser shall:

                  (a) Deliver the Adjusted Purchase Price in the manner described in paragraph 5, in cash or other immediately available funds (which shall be subject to a subsequent accounting between Sellers and Purchaser pursuant to this Agreement); and

                  (b) Execute and deliver to Sellers the promissory notes described in paragraph 3(b), (c), and (d) hereof; and

                  (c) Deliver to Sellers a counterpart copy of the Subscription Agreement, executed by Sellers and QSR, covering the QSR Shares, along with the instruction letter to the transfer agent, Continental Stock Transfer & Trust Co., authorizing and directing the delivery of the QSR Shares to Jane E. Rather; and

                  (d) Deliver payment to Texas Central Bank of the sums agreed to be paid by Purchaser pursuant to Paragraph 3(f); and

                  (e) Deliver payment to Sellers' counsel of one-half of Sellers' attorney's fees; and

                  (f) Execute and deliver any other documents or instruments which may be required to consummate the transactions contemplated herein.

         12. Notices. All notices, demands, and requests which may be given or which are required to be given by either Party to the other shall be in writing. Any notice, demand, or communication required or permitted hereunder shall be deemed to be delivered on actual receipt or three (3) days after being sent by overnight courier or Certified U.S. Mail to Sellers or Purchaser, whichever occurs first, respectively, as follows:

                  Sellers:                                    PURCHASER:
                  Enexco, Inc., N & R Resources, Inc.,        Queen Sand Resources, Inc.
                  C. Noell Rather, Ralph E. Rather,           Suite 380, Lock Box 31
                  Michael Rather, Jane E. Rather,             3500 Oak Lawn Avenue
                  C. David Rather                             Dallas, Texas 75219-4398
                  Suite 380, Lock Box 31                      Attn.:   Edward Munden
                  3500 Oak Lawn Avenue                                 President
                  Dallas, Texas 75219-4398                    Telephone:  214-521-9959
                  Telephone:  214-522-1975                    Facsimile:  214-521-9960
                  Facsimile:  214-520-1804

or such other address as Purchaser or Sellers may, from time to time, designate pursuant to the terms hereof. A facsimile transmission shall be considered an original document for purposes of providing notice under this section.



PURCHASE AND SALE AGREEMENT - PAGE 16

         13. Furnishing Data and Information. The Sellers also agree to promptly cooperate in all reasonable requests by Purchaser in furnishing copies, at Purchaser's expense, of all Records necessary for Purchaser to conduct its due diligence under the terms of this Agreement.

         14.      Post-Closing Adjustments.

                  (a) As soon as practicable after the closing, and in any event within sixty (60) days after Closing, Sellers shall prepare and deliver to Purchaser, in accordance with this Agreement and generally accepted accounting principles, a statement (the "Final Settlement Statement") setting forth each adjustment or payment pursuant to paragraph 5 hereof that was not finally determined as of the Closing ("Post-Closing Adjustments") and showing the calculation of such Post-Closing Adjustments and the aggregate amount thereof. Within ten (10) business days after receipt of the Final Settlement Statement, Purchaser shall deliver to Sellers a written report containing any changes that Purchaser proposes be made to the Final Settlement Statement. The Parties undertake to agree with respect to the amounts of such Post-Closing Adjustments no later than ninety (90) days after the Closing Date. The date upon which such agreement is reached or upon which the aggregate amount of the adjustments are finally established shall be herein called the "Final Settlement Date." Sellers shall pay to Purchaser, or vice versa, as the case may be, within ten (10) business days after the Final Settlement Date the amount of such adjustments (as finally established), by means of wire transfer in immediately available funds or by means of a certified bank check;

                  (b) The provisions of this paragraph 14 shall survive the Closing.

         15. Failure to Perform/Termination of Agreement. If the Sellers should fail to fully and timely perform any of its obligations hereunder, or should fail to consummate the sale of the Property, except due to the Purchaser's default, the Purchaser may, at its option, enforce specific performance of this Agreement, or terminate this Agreement. If Purchaser should fail to fully and timely perform any of its obligations hereunder, and fail to consummate the purchase of the Property, except due to the Sellers' default or other provisions in this Agreement that permit Purchaser to terminate this Agreement, the Sellers shall have all remedies to which it is entitled as a matter of law.

         16.      Indemnification by Sellers.

                  (a) Each Seller agrees to indemnify and save and hold harmless Purchaser against and from any loss, damage, or expense sustained by Purchaser arising out of or resulting from any breach by such Seller of any of the representations and warranties made hereunder and not waived by Purchaser;

                  (b) Each Seller agrees to indemnify and save and hold harmless Purchaser against all claims, liabilities, costs, expenses, taxes, and liability arising out of the ownership or operation of the interest in the Property owned by such Seller and acquired by Purchaser hereunder, and based upon the occurrence of events, the accrual of obligations or liabilities, or the existence of conditions prior to the Effective Date;

                  (c) If any claims for brokerage fees are asserted against Purchaser in connection with this transaction based upon alleged commitments made by Sellers, Sellers shall indemnify Purchaser against all such claims and reimburse Purchaser for all reasonable expenses incurred in responding to such claims, including reasonable attorney's fees;

                  (d) Notwithstanding anything to the contrary contained herein, each Seller agrees to indemnify and save and hold harmless Purchaser for such Seller's gross negligence or willful misconduct for that period of time between the Effective Date and Closing;

                  (e) The provisions of this paragraph 16 shall survive Closing for a period of four (4) years from the date of Closing, and Purchaser shall not be entitled to assert any right of indemnification hereunder after such date.




PURCHASE AND SALE AGREEMENT - PAGE 17

         17.      Indemnification by Purchaser.

                  (a) Purchaser agrees to indemnify and save and hold harmless Sellers against and from any loss, damage, or expense sustained by Sellers arising out of or resulting from any breach of any of the representations and warranties made hereunder and not waived by Sellers;

                  (b) Purchaser shall assume and hereby agrees to pay, honor, discharge, and perform fully and timely, the obligations and liabilities directly associated with the Sellers' interest in the share of the Property acquired by Purchaser hereunder, which are attributable to the period of time from and after the Effective Date;

                  (c) Purchaser agrees to indemnify and save and hold harmless Sellers against all claims, costs, expenses, and liabilities arising out of the ownership or operation of the share of the Property acquired by Purchaser hereunder and based upon the occurrence of events, the accrual of obligations or liabilities, or the existence of conditions on and subsequent to the Effective Date (but not including the costs and expenses incurred with respect to this Agreement and the purchase of Sellers' interest in the Property or the negotiations leading to such purchase);

                  (d) If any claims for brokerage fees are asserted against Sellers in connection with this transaction based upon alleged commitments made by Purchaser, Purchaser shall indemnify Sellers against all such claims and reimburse Sellers for all reasonable expenses incurred in responding to such claims, including reasonable attorney's fees;

                  (e) The provisions of this paragraph 17 shall survive Closing for a period of four (4) years from the date of Closing, and Sellers shall not be entitled to assert any right of indemnification hereunder after such date.

         18. Registration Rights. If Queen Sand Resources, Inc., a Delaware corporation, shall at any time after Closing determine in its discretion to proceed with the actual preparation and filing of a registration statement under the Securities and Exchange Act of 1933 as amended in connection with the proposed offer and sale for cash of any of its securities by it or any of its security holders (other than a future Form S-8 or similar registration statement), the Purchaser will give written notice of its determination to the particular Seller or Sellers receiving the QSR Shares under this Agreement (the "Share Owners"). Upon the written request of the Sellers given within thirty
(30) days after receipt of any such notice from the Purchaser, the Purchaser will, except as herein provided, cause all of the QSR Shares issued to the Share Owners pursuant hereto, or to the extent requested by Sellers, to be included in such registration statement, and to be so registered, all to the extent requisite to permit the sale or other disposition by the Share Owners; provided however, that nothing herein shall prevent Queen Sand Resources, Inc., a Delaware corporation, from, at any time, in its discretion, abandoning or delaying any registration. If any registration pursuant to this paragraph shall be underwritten in whole or in part, the Purchaser may require that the QSR Shares requested for inclusion pursuant to this paragraph 18 be included in the underwriting on the same terms and conditions as the securities otherwise being sold through the underwriters. In the event that, in the good faith judgment of the managing underwriter of such public offering, the inclusion of all of the QSR Shares originally covered by a request for registration would materially adversely interfere with the distribution of the shares of stock offered by the Purchaser, the number of shares issued pursuant hereto and otherwise to be included in the underwritten public offering may be reduced. In connection with, and as a condition to, any such registration, the Share Owners shall enter into an indemnification agreement, in form and substance satisfactory to the Purchaser relating to such registration. All federal and state registration fees and fees of the National Association of Securities Dealers, Inc., relating to any such registration of such shares shall be borne by the Sellers. All other expenses relating to such registration will be borne by the Purchaser.

         19. Operations. All of the properties covered by this Agreement are operated by Sellers, save and except the Krueger Well (the "Operated Properties"). Regarding operations, the Parties agree as follows:



PURCHASE AND SALE AGREEMENT - PAGE 18

                  (a) At Closing there shall be delivered to Purchaser a Texas Railroad Commission Form P-4 for each of the Operated Properties, duly executed by the current operator for the transfer of operations. As to the Operated Properties in which Sellers, or any of them, retain an interest, by their signatures hereto, Sellers hereby irrevocably appoint Purchaser their agent and attorney in-fact to cast the ballot of Sellers in the selection of a successor operator hereafter, in the event of any election hereafter of a successor operator of a particular Operated Property occurs by reason of the sale and conveyance under this Agreement under and pursuant to the terms of any operating agreements which may cover the particular Operated Property.

                  (b) Sellers shall notify any third party non-operating joint owners of the resignation of Seller as operator and with reasonable diligence and in good faith, shall assist Purchaser in acquiring the consents of any such owners to the selection of Purchaser's designated operator as the successor operator of the Operated Properties.

                  (c) It is understood and agreed that the ability of Purchaser to select an operator of its choice is a very material consideration to Purchaser in this Agreement, and, as to the Operated Properties in which any of the Sellers retain an interest, the Sellers shall take no action to thwart or hinder Purchaser in its attempt to designate an operator of its choice as the operator of any of the properties. Sellers agree to cast their ballot for the operator of Purchaser's choice in the event of any elections hereafter of the operator on any of the properties, including both the Operated and Non-Operated Properties, and shall otherwise assist Purchaser in its efforts to have the properties operated by an operator of Purchaser's choice. Sellers shall not seek the operations of any property without the express written consent of Purchaser.

         20. Confidentiality. Prior to Closing, the Sellers shall be furnishing to Purchaser various information relating to Sellers and the Property, and Sellers' business activities, assets, finances, costs, revenues, rights, obligations, liabilities, and strategies. In consideration of the Sellers furnishing this information to Purchaser, Purchaser agrees that prior to Closing (a) that such information is confidential and/or proprietary to Sellers, and such information shall be entitled to and shall receive treatment as such by Purchaser; (b) Purchaser shall use its best efforts, and will advise all of its employees, representatives, agents, and advisors who have access to such information, to use their best efforts to hold in confidence, not to disclose to others, and not to use (except in respect of the transaction contemplated by this Agreement) any such information; and (c) if Closing does not occur, all such information, unless otherwise specified in writing, shall remain the property of Sellers, and shall be returned to Sellers together with any copies made thereof. Prior to Closing, Purchaser shall provide such information only to its employees, representatives, agents, and advisors who have need to know such information in connection with this Agreement.

         21. Subordination of Debt. Purchaser contemplates a loan from Comerica Bank - Texas to acquire certain financing which shall be necessary for closing hereunder. The following terms of subordination are required by Comerica Bank - Texas as a condition to its loan to Purchaser:

                  (a) The payment of all indebtedness now or at any time hereafter owing by Purchaser to Sellers, of whatever nature and however arising, shall be subject, subordinate, and inferior to the prior payment of all indebtedness now or hereafter owing by Purchaser to Comerica Bank - Texas, whether now existing or hereafter arising ("Senior Indebtedness"). Provided, however, that so long as there has not occurred, or will not occur as a result of such a payment, an Event of Default, or there does not constitute a condition which, with lapse of time or notice, will constitute an Event of Default under the Credit Agreement dated December 1, 1995, as amended, between Purchaser and Comerica Bank - Texas, or under any security instrument executed and delivered to secure indebtedness owing by Purchaser to Comerica Bank - Texas, Purchaser may pay to Sellers from the income realized by it from its business and operations such amount or amounts as may be required to discharge the indebtedness of Purchaser to said Sellers.

                  (b) Until the payment in full of the Senior Indebtedness, Sellers will not receive, accept, or collect any sum or asset for application on the indebtedness owing by Purchaser to Sellers, except as provided in subparagraph (a) above.


PURCHASE AND SALE AGREEMENT - PAGE 19

                  (c) If Sellers receive any sum or asset for application on indebtedness owing to them by Purchaser other than in compliance with subparagraph (a), the same shall be received by them in trust for the benefit and account of the holder of the Senior Indebtedness and shall promptly be remitted and paid by it to such holder, in the form received.

                  (d) In the event of any proceedings pursuant to any debtor relief laws involving Purchaser, said Sellers will at the request of the holder of the Senior Indebtedness file any claims, proof of claims, or other instruments of similar character and do and perform such other acts and things as are necessary and proper to enforce the obligations of Purchaser to said Sellers and will receive, hold, and remit pursuant to subparagraph (c) above any and all sums, assets, or dividends received in such proceedings on account of indebtedness of Purchaser to Sellers.

                  (e) Comerica Bank - Texas may at any time and from time to time, without the consent of or notice to Sellers, without incurring responsibility to Sellers, and without impairing or releasing any of said Bank's rights or any of the obligations of Sellers hereunder;

                           (i) change the amount, manner, place, or terms of
                  payment or change or extend the time of payment of or renew or alter all or any part of the Senior Indebtedness;

                           (ii) release or otherwise deal with all or any part
                  of any property at any time pledged, mortgaged, or otherwise encumbered to secure all or any part of the Senior Indebtedness;

                           (iii) release any party liable or becoming liable in
                  any manner for the payment or collection of all or any part of the Senior Indebtedness;

                           (iv) exercise or refrain from exercising any rights
                  against Purchaser and others, including but not limited to Sellers; and

                           (v) apply any sums, by whomsoever paid or however
                  realized, to the Senior Indebtedness.

         22. The lands contained within one statute mile from the boundary line of each of the properties contained within the Property shall constitute an area of mutual interest between the parties hereto. For a period extending for three (3) years from the date hereof and for so long thereafter as any of the leases described in the Exhibits attached to this contract shall remain in effect, should any party who is a Seller under this agreement acquire an interest in any oil and gas lease or leases, or rights to acquire any interest in any such lease or leases, which cover any of the land covering any of any such area of mutual interest, such acquiring Seller shall offer any such interests to the Purchaser, insofar as such interests cover the area of mutual interest, and shall cover an undivided share of the interests which is equivalent to the undivided share of the abutting properties acquired by Purchaser under this agreement. In this regard, (i) if the newly acquired interests cover the area of mutual interest applicable to the properties described in Exhibits "A-1" and "A-2," then the particular Seller shall offer Purchaser the entire (100%) interests acquired by the particular Seller, and
(ii) if the newly acquired interests cover the area of mutual interest applicable to the properties described in Exhibits "A-3," "A-4," and "A-5," then the particular Seller shall offer Purchaser an undivided seventy-five percent (75%) of the interests acquired by the particular Seller, and (iii) if the newly acquired interests cover the area of mutual interest applicable to the properties described in Exhibits "A-6" and "A-7," then the particular Seller shall offer Purchaser an undivided fifty percent (50%) of the interest acquired by the particular Seller. In like manner, if Purchaser should acquire any such interest covering an area of mutual interest applicable to the properties described in Exhibits "A-3," "A-4," and "A-5," then Purchaser shall offer to the particular Seller or Sellers owning an interest in the abutting property an undivided twenty-five percent (25%) of the interest acquired. Further, if Purchaser should acquire any such interest covering an area of mutual interest applicable to the properties described in Exhibits "A-6" and "A-7," then Purchaser shall offer to the particular Seller or Sellers owning an interest in the abutting property an undivided fifty percent (50%) of the interest acquired. All interests offered under this agreement shall be at actual


PURCHASE AND SALE AGREEMENT - PAGE 20
direct cost, and allocated to the undivided share purchased, and subject to no additional burdens. Any party acquiring any such interest within the area of mutual interest shall furnish the other party or parties to whom an offer is extended per the terms of this paragraph actual copies of (i) the lease, leases, or rights to acquire an interest in a lease or leases, (ii) the documents whereby the acquiring party acquired its interest, (iii) the instruments sufficient to verify the actual consideration paid, (iv) a plat or exact description of the location of the interest, and (v) any other documents which may be pertinent to the other party's evaluating the acquiring party's interest. The party or parties to whom the offer is tendered per this paragraph shall thereafter have thirty (30) days from receipt of such notice to notify the acquiring party of its election to acquire the interest offered per this paragraph.

         23.      Miscellaneous.

                  (a) If any term or provision of this Agreement is held to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining terms and provisions of this Agreement shall not be affected thereby, and in lieu of each such illegal, invalid, or unenforceable term or provision, there shall be added automatically to this Agreement a legal, valid, and enforceable term or provision as similar as possible to the term or provision declared illegal, invalid, or unenforceable;

                  (b) Either Sellers or Purchaser shall have the right to waive any requirement contained in this Agreement, which is intended for the waiving Party's benefit, but except as otherwise specifically provided herein, such waiver shall be effective only if in writing and executed by the Party for whose benefit such requirement is intended; provided however, that any such waiver shall not be construed as a waiver of any other benefit accruing to the waiving Party hereunder;

                  (c) The captions used in connection with this Agreement are for convenience only and shall not be deemed to expend or limit the meaning of the language of this Agreement;

                  (d) Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular shall be held to included the plural, unless the context otherwise requires;

                  (e) Sellers agree that, on or before the Closing, it will not carry on any negotiations with any third party, for the sale or transfer of any interest in any of the Property, without the prior written consent of Purchaser. Thereafter, Sellers may negotiate with third parties if this Agreement has been terminated;

                  (f) THIS AGREEMENT AND ALL OF THE TRANSACTIONS CONTEMPLATED HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS;

                  (g) This Agreement embodies the entire agreement between Sellers and Purchaser with respect to the subject matter hereof and supersedes all prior agreements, whether written or oral;

                  (h) Except as otherwise specifically provided herein, this Agreement may not be amended except by an agreement in writing executed by both Sellers and Purchaser;

                  (i) This Agreement shall be binding upon and inure to the benefit of Sellers and Purchaser and their respective legal representatives, successors, and assigns. It is expressly understood and agreed that Purchaser's rights under this Agreement may not be assigned prior to Closing. Provided however, any interest acquired hereunder shall be freely assignable by Purchaser after Closing;

                  (j) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall be deemed to be one and the same instrument;



PURCHASE AND SALE AGREEMENT - PAGE 21

                  (k) In addition to the acts and deeds recited herein and contemplated to be performed, both Sellers and Purchaser hereby agree to perform, execute, and/or deliver at and after Closing any and all such further reasonable acts, deeds, and assurances as may be reasonably required to consummate the transactions contemplated by this Agreement;

                  (l) This Agreement supersedes any and all other agreements, either oral or in writing, between the Parties hereto with respect to the subject matter hereof and contains all of the covenants and agreements between the Parties with respect to said matter. Each Party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any Party, or anyone acting on behalf of any Party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding;

                  (m) In the event of any dispute occurring under this Agreement, the prevailing Party shall be entitled to be reimbursed by the other Party for its reasonable and necessary attorney's fees;

                  (n) Any failure by either Party to insist, or any election by either Party not to insist, upon strict performance by the other Party of any of the terms, provisions, or conditions of this Agreement shall not be deemed to be a waiver of the same or of any other term, provision, or condition hereof, and either Party may at any time or times thereafter insist upon strict performance by the other Party of any and all of such terms, provisions, and conditions. No waiver by either Party of any right, remedy, power, or privilege hereunder shall be construed as a waiver of, or operate to impair, any subsequent right, remedy, power, or privilege nor shall any single or partial exercise of any such right, remedy, power, or privilege exhaust the same or preclude other or further exercise thereof.

         EXECUTED as of the day and year shown below.

                                      PURCHASER:

                                      QUEEN SAND RESOURCES, INC.,
                                      a Nevada corporation


                                      By:  /s/ Robert P. Lindsay
                                           -------------------------------------
                                               Robert P. Lindsay, Vice President


                                      SELLERS:

                                      ENEXCO, INC.,
                                      a Texas corporation


                                      By:  /s/ C. Noell Rather
                                           -------------------------------------
                                               C. Noell Rather, President


                                      N & R RESOURCES, INC.


                                      By:  /s/ C. Noell Rather
                                           -------------------------------------
                                               C. Noell Rather, President


                                           /s/ C. Noell Rather
                                           -------------------------------------
                                               C. Noell Rather




PURCHASE AND SALE AGREEMENT - PAGE 22

                                           /s/ Ralph E. Rather
                                           -------------------------------------
                                               Ralph E. Rather


                                           /s/ Michael Rather
                                           -------------------------------------
                                               Michael Rather


                                           /s/ Jane E. Rather
                                           -------------------------------------
                                               Jane E. Rather


                                           /s/ C. David Rather
                                           -------------------------------------
                                               C. David Rather


                                 ACKNOWLEDGMENTS


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by Robert P. Lindsay, Vice President of QUEEN SAND RESOURCES, INC., a Nevada corporation, for said corporation.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by C. Noell Rather, President of ENEXCO, INC., a Texas corporation, for said corporation.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by C. Noell Rather, President of N & R RESOURCES, INC., a Texas corporation, for said corporation.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public




PURCHASE AND SALE AGREEMENT - PAGE 23

STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by C. Noell Rather.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by Ralph E. Rather.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by Michael Rather.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by Jane E. Rather.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public


STATE OF TEXAS
COUNTY OF DALLAS

         The foregoing instrument was acknowledged before me this 6th day of November, 1996, by C. David Rather.

[NOTARY SEAL]       PAMELA J. BUNCH
                     Notary Public         /s/ Pamela J. Bunch
                     STATE OF TEXAS        -------------------------------------
              Commission Expires 11/10/98  Notary Public




PURCHASE AND SALE AGREEMENT - PAGE 24

                              SCHEDULE OF EXHIBITS

Exhibit A-1     Enexco, Inc. - Frymire Unit

Exhibit A-2     Krueger Well

Exhibit A-3     Jenkins #2 Well

Exhibit A-4     Blocker Field Prospect

Exhibit A-5     Meeks No. 1 Well

Exhibit A-6     Juboncillo Prospect

Exhibit A-7     E. M. Goff Prospect

Exhibit B-1     Paragraph 2     Paragraph Working Interest and Net Revenue
                                Interest in each property being acquired by Queen Sand

Exhibit B-2     Paragraph 3     Allocation of Purchase Price to the various
                                properties

Exhibit C-1     Paragraph 3     Form of Promissory Note

Exhibit C-2     Paragraph 3     Form of Promissory Note

Exhibit C-3     Paragraph 3     Form of Promissory Note

Exhibit D-1     Paragraph 4     Form of Assignment and Bill of Sale

Exhibit D-2     Paragraph 4     Form of Assignment and Bill of Sale

Exhibit D-3     Paragraph 4     Form of Assignment and Bill of Sale

Exhibit D-4     Paragraph 4     Form of Assignment and Bill of Sale

Exhibit E       Paragraph 7(h)          Schedule of preferential rights, rights
                                        of first refusal, options, or claims
                                        of a similar nature

Exhibit F       Paragraph 7(m)          Schedule of material obligations
                                        covering any of the properties

Exhibit G       Paragraph 7(o)          Schedule of gas purchase and sales
                                        contracts

Exhibit H       Paragraph 7(r)          Schedule of operating agreements

Exhibit I       Paragraph 7(cc)         Schedule of non-producing wells